UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2007

KVH Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)

05-0420589

(IRS Employer Identification No.)

50 Enterprise Center Middletown, RI	02842
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 847-3327

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendment to Stock Option Plans

On July 26, 2007, the Board of Directors of KVH Industries, Inc. (the “Company”) approved a new policy regarding the tendering of previously issued, outstanding shares as payment of the exercise price of options and amendments (the “Amendments”) to the Company’s 2006 Stock Incentive Plan (as amended from time to time, the “2006 Plan”), 2003 Incentive and Non-Qualified Stock Option Plan (as amended from time to time, the “2003 Plan”) and 1996 Incentive and Non-Qualified Stock Option Plan (as amended from time to time, the “1996 Plan”) reflecting the same.

The new policy which is reflected in the Amendments provides that an optionholder can tender previously issued, outstanding shares as payment of the exercise price of options subject to the following conditions:

(1)	at the time the optionholder submits the outstanding shares of Stock as payment of the aggregate exercise price of the Options being exercised, the optionholder shall have provided the Company with a letter stating that (a) the optionholder does not know of any material, non-public information concerning the Company, and (b) the Company is not currently in a “blackout” period; and

(2)	the transaction shall have been approved by the President of the Company or its corporate counsel on the date on which the outstanding shares of Stock are tendered as payment of the aggregate exercise price of the Options being exercised.

Each of the 2006 Plan, 2003 Plan and 1996 Plan was also amended to add certain provisions regarding uncertificated shares and delivery of shares. Full and complete copies of the 2006 Plan, 2003 Plan and 1996 Plan are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

This summary of the terms of the Amendments is qualified in its entirety by the amended 2006 Plan, 2003 Plan and 1996 Plan filed herewith as Exhibits 10.1, 10.2 and 10.3 respectively.

ITEM 5.03.	AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On July 26, 2007, the Board of Directors of the Company passed a resolution to permit the issuance of the Company’s stock in uncertificated form in accordance with NASDAQ Rule 4350(l), which requires securities listed on NASDAQ to be eligible for a Direct Registration Program operated by a clearing agency registered under Section 17A of the Securities Exchange Act of 1934 on and after January 1, 2008. This resolution is prospective only, such that any issued and outstanding certificated shares will not become uncertificated until the certificate is surrendered to the Company or its transfer agent or is reported to the Company by the holder as being lost, stolen or destroyed. In connection with this resolution, the Board of Directors amended the Company’s Bylaws to provide for uncertificated shares and to make other conforming changes reflecting the Company’s intention. The ByLaws also provide that a holder of uncertificated shares may request a stock certificate at any time. A copy of the Amended, Restated and Corrected Bylaws, amended as set forth above, is attached hereto as Exhibit 3 and incorporated by reference herein.

ITEM 8.01	OTHER EVENTS

Settlement Agreements

The Company announced in a press release on July 27, 2007, that it has reached definitive agreements to settle securities class action claims filed in federal court against the Company and certain of its officers in 2004 on behalf of a class of KVH shareholders, as well as two related derivative lawsuits filed by KVH shareholders against certain of KVH’s directors and officers. Pursuant to the terms of the settlements, plaintiffs and their attorneys will receive an aggregate cash payment of $5.3 million, all of which will be paid by KVH’s insurance carrier. KVH also agreed to adopt, formalize, or reconfirm adherence to certain corporate governance policies and practices. The settlements are subject to notice to shareholders and approval by the U.S. District Court for the District of Rhode Island and the Rhode Island Superior Court.

A copy of the Company’s press release is attached hereto as Exhibit 99.1. The press release is incorporated by reference herein and the foregoing description of the press release is qualified in its entirety by reference to the attached exhibit.

Approval of Share Repurchase Plan

The Company announced in a press release on July 30, 2007, that its Board of Directors has authorized a share repurchase program pursuant to which the Company may purchase up to 1 million shares, or approximately 6.7% of the Company’s outstanding common stock. Under the program, the Company, at management’s discretion, may repurchase shares on the open market from time to time, in privately negotiated transactions or block transactions, or through an accelerated repurchase agreement. The timing of such repurchases will depend on availability of shares, price, market conditions, alternative uses of capital, and applicable regulatory requirements. The program may be modified, suspended or terminated at any time without prior notice.

A copy of the Company’s press release is attached hereto as Exhibit 99.2. The press release is incorporated by reference herein and the foregoing description of the press release is qualified in its entirety by reference to the attached exhibit.

ITEM 9.01.	FINANCIAL STATEMENT AND EXHIBITS

(d)	Exhibits

Exhibit Number	Description
3	Amended, Restated and Corrected Bylaws of KVH Industries, Inc.

10.1	Amended and Restated 2006 Stock Incentive Plan

10.2	Amended and Restated 2003 Incentive and Non-Qualified Stock Option Plan

10.3	Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan

99.1	Press Release relating to Settlement Agreements dated July 27, 2007

99.2	Press Release relating to Approval of Shares Repurchase Plan dated July 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2007	KVH INDUSTRIES, INC.

	By:	/s/ Patrick J. Spratt
Patrick J. Spratt
Chief Financial Officer